EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made as of August 4, 2004 (the "Effective Date"), by and between GUS BOTTAZZI, an individual residing in Stamford, Connecticut ("Executive") and WARP TECHNOLOGY HOLDINGS, INC. a Nevada corporation with a place of business at 151 Railroad Avenue, Greenwich, Connecticut 06830 (the "Company").

            WHEREAS, Executive commenced employment with the Company in 2003 as its Vice President of Sales pursuant to that certain offer letter setting forth the terms of Executive's employment with the Company (the "Offer Letter");

            WHEREAS, in 2004 Executive began to serve the Company in the positions of President and Chief Executive Officer, and as a director of the Company;

            WHEREAS, the Company has entered into that certain Series B-2 Preferred Stock Purchase Agreement dated as August 4, 2004, by and among the Company and the Persons listed on Schedule 1.01 thereto (the "Purchase Agreement"), pursuant to which the Company will sell shares of its Series B-2 Preferred Stock to the Purchasers (as defined in the Purchase Agreement) and use the proceeds from such sale in furtherance of the Company's business goals (together with all transactions contemplated thereby, the "Transaction");

            WHEREAS, one of the conditions to the closing of the Transaction is that the Company entered into this Agreement with Executive, securing the services of Executive for the term hereof;

            WHEREAS, Executive approves of the Transaction as being in the best interest of the Company and its shareholders;

            WHEREAS, Executive has certain experience and expertise that qualify him to provide the skills required by the Company;

            WHEREAS, the Company desires to continue to retain the services of Executive, and Executive desires to continue to be employed by the Company;

            WHEREAS, Executive and the Company deem it in their respective interests to enter into an agreement providing for the continued employment of Executive as the Company's President, subject to the terms and conditions hereinafter set forth; and

            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

      1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company offers and Executive hereby accepts continued employment, effective as of the Effective Date.

      2. Term. Subject to earlier termination as provided in Section 5 hereof, this Agreement shall commence on the Effective Date and end on December 31, 2005 (the "Initial Term"). The Initial Term and any Renewal Term (as defined herein) shall automatically be renewed and extended on the same terms and conditions contained herein for consecutive one-year periods (the "Renewal Term"), unless not later than sixty (60) days prior to the end of the Initial Term or any Renewal Term, as the case may be, either party shall give written notice to the other party of its election to terminate this Agreement. The Initial Term and the Renewal Terms are hereinafter referred to as the "Term."

      3. Capacity and Performance.

            3.1 Position. During the Term hereof, Executive shall serve the Company as its President and/or in any other officer position with the Company that may be assigned to him by Company's Board of Directors (the "Board"). Executive shall also serve as the President and/or in any other officer position that may be assigned to him by the Board with the Company's subsidiaries, Warp Solutions, Inc., SpiderSoftware, Inc., and Warp Solutions, Ltd. and/or any other of the Company's subsidiaries or affiliates (collectively, all the Company's subsidiaries and affiliates are referred to as the "Related Companies") As of the Effective Date, Executive resigns from the position of Chief Executive Officer of the Company.

            3.2 Reporting and Location. Executive shall report to the Chief Executive Officer ("CEO") and the Board at all times during the Term and shall perform his duties and responsibilities hereunder at the Company's headquarters office, and shall travel from time to time as requested by the CEO or the Board and/or as required pursuant to his duties hereunder.

            3.3 Responsibilities. Executive shall comply with and perform, faithfully, diligently and to the best of his ability, such directions and duties in relation to the Company's business and affairs as the Board may from time to time vest in or request of him. Such duties and responsibilities shall include, but not limited to, responsibility for the Company's sales of the products and services offered by the Company's subsidiaries, Warp Solutions, Inc., SpiderSoftware, Inc., and Warp Solutions, Ltd.

            3.4 Directorship. Subject to the terms of the that certain Stockholders Agreement dated August 4, 2004 among the Company, the Investors, Bienvenu and Bottazzi (as such terms are defined therein), Executive shall also serve as a member of the Board.

            3.5 Commitments. Executive shall devote substantially all of his business time, attention and energies, except while on vacation or other Company-authorized leave taken by Executive, to the Company's business and shall not engage in any other business activity (without the Board's written approval), whether or not for profit or other pecuniary advantage, that may conflict with the performance of his duties hereunder. Executive's holding a position with, or service on the board of directors of, any other company shall be conditioned on the prior approval of the Board. Executive's continuing service on any board of directors other than that of the Company shall be conditioned on such service not substantially interfering with Executive's responsibilities hereunder or violating his obligations pursuant to the Non-Competition Agreement (as defined in Section 9).

      4. Compensation and Benefits. As compensation for Executive's satisfactory performance of his duties and obligations hereunder to the Company and subject to the provisions of Sections 5 hereof, during the term hereof Executive shall receive the following:

            4.1 Base Salary.

                  (a) Executive will receive his base salary paid at a rate of $20,833.33 per month, subject to any upward modification resulting from his performance review as approved by the Board or any Compensation Committee of the Board (the Board or such Compensation Committee, as applicable, is referred to herein as the "Compensation Committee"), which review shall be performed at least annually during the Term (the "Base Salary"). The Base Salary shall be payable in accordance with the customary payroll practices of the Company as may be established or modified from time to time.

            4.2 Notwithstanding any provision herein to the contrary, in the event that the CEO or the Board determines to be in the best interest of the Company, Executive's Base Salary shall be reduced by an amount not to exceed twenty percent (20%) of the Base Salary, for the period commencing upon such determination and continuing for the remainder of the then current fiscal year. Annual Performance Bonus. During the Term hereof, Executive will be eligible to earn an annual performance bonus in accordance with the following:

                  (a) Subject to Section 4.2(b), for each of the fiscal years during the Term ending June 30, 2005 and annually thereafter, the Compensation Committee, in its sole discretion after receiving recommendations from management of the Company, will determine Executive's specified financial and business objectives (the "Objectives"), and will determine, in its sole discretion, target bonus amounts based on (x) achievement of 100% of the Objectives, and (y) achievement exceeding 100% of the Objectives. Subject to
Section 4.2(b), if in the determination of the Compensation Committee, Executive achieves less than 100% of the Objectives for the applicable fiscal year Executive will receive no bonus unless a bonus is otherwise approved by the Compensation Committee in its sole discretion.

                  (b) The provisions of Section 4.2(a) are subject to the Company's bonus policy as may be modified from time to time, and bonuses will be paid, if at all, at the same time and in the same manner as bonuses for the comparable period are paid to the Company's other senior executive officers. All bonus payment shall be payable in accordance with the Company's customary bonus practices as established or modified from time to time. In addition, each bonus that may be earned, if at all, pursuant to Sections 4.2(a) shall be subject in all cases, except as may be otherwise provided in Section 5, to Executive's continued employment with the Company through June 30th of the respective fiscal year for which Executive is eligible to earn a bonus.

                  (c) In the event that the Executive's Base Salary is reduced pursuant to Section 4.1(b), the amount of such reduction shall be paid to the Executive for the applicable fiscal year provided that the Compensation Committee determines, in its sole discretion after receiving recommendations from management of the Company, that Executive has achieved or exceeded 100% of the Objectives.

            4.3 Benefits. During the Term hereof and subject to any contribution therefore generally required by the Company of executives of the Company in similar positions as Executive, Executive shall be eligible to participate in all employee benefits plans and policies as from time to time adopted by the Company in effect for executives of the Company in similar positions. Eligibility for such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Company and/or the Compensation Committee or any other committee of the Board provided for in or contemplated by such plan. The Company may alter, modify, add to, or delete its employee benefits plans and/or policies at any time as the Company and/or the Compensation Committee (and/or any other Board committee), in its/their sole judgment, determine to be appropriate.

            4.4 Business Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder, subject to (i) any expense policy set by the Company as may be modified from time to time, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Company from time to time.

            4.5 Equity.

                  (a) Pursuant to that certain Stock Option Grant, dated as of February 10, 2003 (the "2003 Grant"), the Company has granted the Executive options to acquire 200,000 shares of the Company's Common Stock, $.00001 par value, (the "Common Stock") at the exercise price of $.25 per share. The Company acknowledges that such options are fully vested and exercisable by the Executive pursuant the terms of the 2003 Grant, a copy of which is attached as Exhibit A; provided, however, that the Executive agrees that the 2003 Grant represents the entire agreement between the Executive and the Company relating to the 2003 Options, and that all other agreements, including, without limitation, the Offer Letter between the Company and the Executive (which confirmed terms of the Company's employment offer and described registration rights and buy back rights relating to shares purchased upon exercise of options), and that certain letter agreement dated May 22, 2003 (the "May Letter") between the Company and the Executive, describing certain rights relating to shares purchased upon exercise of the options, are hereby superceded and are no longer valid, and, provided further that Executive herby forever waives and releases any and all claims against the Company arising from or in any way related to such agreements or otherwise with respect to such 2003 Options. Executive represents and warrants that, except for the 2003 Options and the options (the "2004 Options") granted to Executive pursuant to that certain Stock Option Agreement dated as of even date herewith between the Company and Executive ("2004 Option Agreement), Company has not granted, sold, issued, or agreed to grant, sell or issue, any options or warrants to acquire Common Stock or any security convertible into or exchangeable for Common Stock, any shares of Common Stock or any security convertible into or exchangeable for Common Stock, or any other right in or to Common Stock or other such securities, whatsoever, and Executive waives and forever releases any claim against the Company to the contrary.

                  (b) As of even date herewith, the Company has granted Executive the 2004 Options which are subject to the terms and conditions of the 2004 Option Agreement. From time to time the Compensation Committee, in its sole discretion, may grant Executive other options to acquire Common Stock, or other equity rights or compensation.

      5. Termination of Employment. Notwithstanding the provisions of Section 2 hereof, Executive's employment and this Agreement shall terminate prior to the expiration of the Term under the following circumstances.

            5.1 Death or Disability.

                  (a) In the event of Executive's death or Disability (as defined below) during the Term hereof, Executive's employment and this agreement shall immediately and automatically terminate and the Company shall pay to Executive (or in the case of death, Executive's designated beneficiary or, if no beneficiary has been designated by Executive, his estate), any Base Salary, any bonus pursuant to Section 4.2 and vacation, each to the extent earned but unpaid through the date of death or Disability. To the extent Executive qualifies for either short term disability and/or long term disability insurance in accordance with the terms and conditions of the Company's plans, the Company may offset any such insurance payments against any Base Salary paid to Executive (including any such payment made pursuant to this section 5.1).

                  (b) As used herein, the term "Disability" shall mean that the Executive has become disabled by suffering physical or mental illness, injury, or infirmity that prevents Executive from performing, with or without reasonable accommodation, Executive's essential job functions for any one hundred fifty
(150) days in any one hundred eighty (180)-day period, the Board determines in good faith that such illness or other disability is likely to continue for at least the next following thirty (30) days, and the Board notifies Executive of such determination.

            5.2 By the Company for Cause.

                  (a) Upon approval of a majority of the Board, the Board may terminate Executive's employment and this Agreement for Cause (as defined below) at any time during the Term hereof. The Board and/or Company shall thereafter have no further obligation or liability to Executive relating to Executive's employment or this agreement, other than Base Salary, any bonus pursuant to
Section 4.2 and vacation, each to the extent earned but unpaid through the date of termination.

                  (b) Any one or more of the following events or conditions shall constitute "Cause" for termination: (i) the substantial, continuing and knowing failure of Executive to render services to the Company or any Related Company in accordance with the terms or requirements of his employment; (ii) gross negligence, willful misconduct, or breach of fiduciary duty to the Company or any Related Company, or disloyalty or dishonesty (which disloyalty or dishonesty results in direct or indirect material loss, damage or injury to the Company or any Related Company); (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company or any Related Company that results in direct or indirect material loss, damage or injury to the Company or any Related Company; (v) the unauthorized disclosure of any trade secret or confidential information of the Company or any Related Company; (vi) the commission of an act which constitutes unfair competition with the Company or any Related Company or which induces any customer or supplier to breach a contract with the Company or any Related Company; or (vii) material breach of this Agreement or breach of the Agreement or the Confidential Information Agreement (as defined in Section 9). Notwithstanding the foregoing, Cause shall not occur pursuant to provision 5.2(b)(i) above or pursuant to provision 5.2(b)(vii) above (but in the case of provision 5.2(b)(vii), only with respect to material breaches of this Agreement and not the other referenced agreements), unless Executive fails, within 30 days after receipt of written notice from the Company specifying the event or condition giving rise to Cause, to cure such event or condition, if capable of cure, provided, however, that if such event or condition is not capable of cure without a material undertaking by the Company, said notice shall not be required and the termination hereof shall not be delayed by any such thirty (30) day period.

            5.3 By the Company other than for Cause. The Company may terminate Executive's employment and this Agreement other than for Cause effective at any time on or after June 30, 2005, upon (60) days prior written notice to Executive. Any determination by the Company not to renew this Agreement prior to the end of the Initial Term or any Renewal Term, as the case may be, shall be treated as a termination by the Company pursuant to this Section 5.3.

            5.4 By Executive for Good Reason. Executive may terminate his employment and this Agreement at any time during the Term hereof if Executive has Good Reason (as defined below) for termination. For purposes hereof, Executive shall have "Good Reason" for termination if Executive has given written notice to the Company within thirty (30) days following the date on which he learns of the occurrence, without his prior written consent, of any of the following events during the Term, which notice specifies the nature of such event, and the Company fails to cure such event to Executive's reasonable satisfaction within thirty (30) days following receipt of such notice from
Executive:

                  (a) the failure of the Company to continue Executive in the position of President of the Company, except where such failure is for Cause or due to Executive's Disability or death.

                  (b) A material diminution in the nature or scope of Executive's responsibilities, duties or authority; provided, however, that the assignment to others of the duties or responsibilities of Executive while Executive is out of work due to a Disability, leave of absence or vacation, shall not constitute such diminution;

                  (c) Any reduction in Executive's Base Salary other than a reduction pursuant to Section 4.1(b);

                  (d) A breach by the Company of any of its material obligations to Executive under this Agreement; or

                  (e) The relocation of the primary offices at which Company requires Executive to perform his duties hereunder to a location more than 50 miles from Stamford, Connecticut, unless such location is 50 miles or less from Executive's residence after the relocation.

            5.5 By Executive for other than Good Reason. Executive may, upon at least thirty (30) days written notice, terminate this Agreement and his employment with the Company for any reason other than death, Disability or Good Reason. During such 30-day period, Executive will be available on a full-time basis for the benefit of the Company. The Company, at its own option, may accelerate Executive's departure date. If Executive terminates his employment under this Section 5.5, the Company shall have no further obligation to provide compensation or benefits to Executive after his actual departure date, other than for any Base Salary, any bonus pursuant to Section 4.2 and any vacation, each to the extent earned but unpaid through his actual departure date. Any determination by the Executive not to renew this Agreement prior to the end of the Initial Term or any Renewal Term, as the case may be, shall be treated as a termination by the Executive pursuant to this Section 5.5.

            5.6 Severance Payments.

                  (a) In the event that the Company terminates Executive's employment and this Agreement other than for Cause pursuant to Section 5.3, or the Executive terminates his employment with the Company and this Agreement for Good Reason, Executive will be eligible, subject to Section 5.6(b) hereof, for the following

                  (i) any Base Salary, any bonus pursuant to Section 4.2 and any vacation, each to the extent earned but unpaid through actual termination date;

                  (ii) A continuation of Executive's Base Salary for a period equal to (x) six months plus (y) one month for each calendar month after July 1, 2004; provided, however, that the maximum period of salary continuation shall be twelve (12) months. Salary continuation shall be payable at Executive's Base Salary rate as of his termination date and in accordance with the Company's normal payroll practices as modified from time to time; and

                  (iii) if Executive elects to continue medical insurance
                        coverage after his termination date and in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), payment of the portion of Executive's monthly premium payments customarily paid by the Company for employees, until (x) the conclusion of the one-year period after the termination of his employment, (y) Executive no longer is eligible for COBRA coverage, or (z) Executive accepts other employment through which he is eligible for medical insurance coverage that is comparable to such COBRA coverage, whichever occurs first. Thereafter, Executive will be responsible for any and all payments for the elected period of continued health insurance coverage under COBRA.

                  If the termination is by Executive for Good Reason pursuant to
                  Section 5.4(c) hereof, any reference to Base Salary above in
                  Section 5.6(a)(ii) shall refer to Base Salary in effect immediately prior to the reduction by the Company giving rise to the right to terminate pursuant to Section 5.4(c)

                  (b) The Company's obligation to provide any severance payments and COBRA premium payments pursuant to Section 5.6(a)(ii) and/or 5.6(a)(iii) hereof shall be subject to and conditioned upon Executive's execution of a separation agreement (the "Separation Agreement") reasonably satisfactory to Executive and the Company, which shall include a non-disparagement clause and a comprehensive release of claims that, if required by applicable law, provides for a 7-day revocation period (the "Revocation Period"). Notwithstanding anything in this Section 5.6, if any payments under Section 5.6(a) would otherwise be due on a date prior to the expiration of the Revocation Period, such payment shall instead be paid on the first business day immediately following the expiration of the Revocation Period (provided that no revocation right has been exercised by Executive). Notwithstanding any provision herein to the contrary, any payments under Section 5.6(a) shall be conditioned on Executive's fulfilling his obligations under the Non-Competition Agreement and the Confidentiality Agreement, and no such payments shall be due to Executive in the event of any breach of either or both of said agreements or other terms hereof which survive the termination hereof.

            5.7 Resignation of Officer/Director Positions. In the event Executive's employment with Company terminates for any reason, he shall submit his written resignation, effective as of his termination date, from all (i) officer and director positions with the Company, (ii) officer and director (or equivalent) positions with any of the Related Companies and (iii) officer and director (or equivalent) positions with any entity with respect to which the Company is an investor or lender, and all duties associated with such positions.

      6. Effect of Termination. The provisions of this Section 6 shall apply in the event of termination of this Agreement and/or Executive's employment pursuant to Sections 2 or 5.

            6.1 Payment in Full. Payment by the Company to Executive of any Base Salary and other compensation amounts as provided and referenced herein shall constitute the entire obligation of the Company to Executive, except that nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company, on the one hand, and Executive, on the other, with respect to any loans, stocks, warrants, stock pledge arrangements, option plans, option agreements or other agreements to the extent said rights or obligations survive Executive's termination of employment under the provisions of documents relating hereto.

            6.2 Termination of Benefits. Except for any right of continuation of benefits coverage to the extent provided by COBRA or other applicable law or as otherwise described herein, benefits shall terminate pursuant to the terms of the applicable benefit plans as of the termination date of Executive's employment without regard to any severance, consulting or other payments to Executive following such termination date.

            6.3 No Mitigation or Offset. In the event of any termination of Executive's employment with the Company, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due the Executive under this Agreement on account or any remuneration or other benefit earned or received by the Executive after such termination.

      7. Survival of Certain Provisions. The obligations of Executive under the Non-competition Agreement and the Confidentiality Agreement expressly survive any termination of Executive's employment regardless of the manner of such termination, or termination of this Agreement. Moreover, the rights and obligations contained herein shall survive the termination of Executive's employment for any reason if so provided herein or if necessary or desirable to fully accomplish the purpose of such provision.

      8. Withholding Taxes. All payments made by the Company under this Agreement shall be subject to and reduced by any federal, state and/or local taxes or other amounts required to be withheld by the Company under any applicable law, and the Company may withhold from any amounts payable to Executive (including any amounts payable to Executive pursuant to this Agreement) in order to comply with such withholding obligations.

      9. Other Agreements; Non-competition Agreement; Confidential Information Agreement; Insurance and Indemnity.

            9.1 Executive confirms to the Company that entering into this Agreement and his performance of the position and duties described herein do not and will not breach any agreement entered into by Executive prior to employment with the Company. Executive has provided, or prior to the Effective Date will provide, the Company with a copy of any such agreements.

            9.2 Executive acknowledges that he will be required to sign the Non-competition Agreement in the form executed by the Company's other senior executive officers (the "Non-competition Agreement") and the Confidential Information Agreement in the form executed by the Company's other senior executive officers (the "Confidential Information Agreement") concurrently with the Company's execution of this Agreement and as a condition of his employment or continued employment with the Company. If Executive breaches his obligations under this Agreement, the Non-competition Agreement, the Confidential Information Agreement or the Separation Agreement signed under Section 5.6(b), Executive agrees that the Company may (i) immediately cease payment of all compensation and benefits described in this Agreement and (ii) recover any severance, bonus and/or COBRA payments, as referenced in Section 5.6, paid by the Company to Executive after the date on which Executive breached this Agreement, the Non-competition Agreement, the Confidential Information Agreement or the Settlement Agreement, as applicable. Executive also agrees that the cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including the right to seek specific performance or an injunction as set forth in Section 10.8.

            9.3 The Company shall maintain a directors and officers insurance policy with Executive covered under such policy to the same extent other senior executives and board members are covered and Executive shall be entitled to indemnification to the fullest extent permitted by applicable law subject to the terms and provisions of the Company's by-laws and certificate of incorporation (and any indemnity agreement between the Company and Executive) as they relate to indemnification of directors and officers (in each case, covering actions taken or omitted to be taken by Executive during the time period during which the Executive is, or was, an executive officer or director of the Company).

      10. Miscellaneous

            10.1 Assignment. Executive shall not assign this Agreement or any interest herein. The Company may assign this Agreement. No such assignment shall be deemed a "termination" of Executive's employment within the meaning of
Section 5. This Agreement shall inure to the benefit of and be binding upon the Company's successors and assigns.

            10.2 Severability/ Reformation. In the event that any nonmaterial provision of this Agreement is determined to be legally invalid, the affected provision shall be stricken from the Agreement and the remaining terms of the Agreement shall be enforced so as to give effect to the intention of the parties to the maximum extent practicable, and this Agreement shall be construed and reformed to the maximum extent permitted by law.

            10.3 Waiver; Amendment. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be in writing and signed by the Company.

            10.4 Notices. All notices, request and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or four business days after being deposited in the mail of the United States, postage prepaid, registered or certified, and addressed (a) in the case of Executive, to the address set forth underneath his signature to this Agreement or (b) in the case of the Company, to the attention of the Board, with a copy to the Secretary of the Company c/o WARP Technology Holdings, Inc., 151 Railroad Avenue, Greenwich, CT 06830; and/or to such other address as either party may specify by notice to the other.

            10.5 Entire Agreement. This Agreement, the Non-competition Agreement, Confidential Information Agreement, the stock options agreements referenced in Section 4.5, and any indemnity agreement referenced in Section 9.3, constitute the entire agreement between the Company and Executive with respect to the terms and conditions of Executive's employment with the Company and supersede and cancel all prior communications, agreements and understanding, written or oral, between Executive and the Company with respect to the terms and conditions of Executive's employment with the Company.

            10.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be original and all of which together, shall constitute one and the same instrument.

            10.7 Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of laws provisions or rule thereof, and this Agreement shall be deemed to be performable in such State.

            10.8 Resolutions of Disputes. Any claim arising out of or relating to any relationship between Executive and the Company or any termination thereof, whether or not arising out of or relating to this Agreement, shall be resolved by binding confidential arbitration, to be held in Fairfield, County, Connecticut in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided, however, that this Section
10.8 will not apply in any manner to the Company's enforcement of the Non-competition Agreement or the Confidentiality Agreement. The arbitration award shall be final and binding on the parties and enforceable by wither party in a court of competent jurisdiction in the State of Connecticut. Exclusive jurisdiction over entry of judgment upon arbitration award rendered shall be any court appropriate subject matter jurisdiction in the State of Connecticut and the parties by this Agreement expressly subject themselves to the personal jurisdiction of said court for the entry of any such judgment, for the resolution of any dispute, action, or suit arising in connection with the entry of such judgment or to enforce the award as stated in the previous sentence. The costs of the arbitration shall be borne equally by the Company and the Executive.

      IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

WARP TECHNOLOGY HOLDINGS, INC.

By: /s/ Gus Bottazzi
------------------------------
Name: Gus Bottazzi
Title: President

GUS BOTTAZZI

/s/ Gus Bottazzi
------------------------------
Gus Bottazzi